Exhibit 10.8

COBALT BUILDING LEASE

This lease is entered into by and between the landlord and tenant specified in the Basic Lease Information (hereinafter “Landlord” and “Tenant” respectively).

BASIC LEASE INFORMATION

Date:	May 18, 2011

Landlord:	UCM/FPI — COBALT, LLC, a Delaware limited liability company

Tenant:	ZULILY, INC., a Delaware corporation

Building:	All land and improvements situated at 2200 First Avenue South, Seattle, Washington and commonly known as the Cobalt Building

Approximate Rentable Area of the Building:	Approximately 106,973 square feet

Estimated Rentable Area of Premises:	Approximately 87,823 rentable square feet; provided, however, Landlord shall not deliver possession of the approximately 4,985 rentable square feet on the second floor of the Building commonly known as Suite 210 (the “Kinetix Space”) currently leased to Kinetix Living Corporation (“Kinetix”) until September 1, 2012.

Tenant’s Percentage Share:	82.10% (but 77.55% prior to the date the Kinetix Space is delivered to Tenant)

Base Year	2010 for Expenses (other than Taxes); 2011 for Taxes

Term Commencement Date:	July 1, 2011

Term Expiration Date:	June 30, 2014

i.

Base Rent:	Period	Monthly Base Rent		Rent/Sq. Foot
	7/1/11 — 9/30/11	$46,361.58	*	$19.00
	10/1/11 — 1/31/12	$92,411.25	*	$19.00
	2/1/12 — 6/30/12	$131,160.17		$19.00
	7/1/12 — 8/30/12	$136,337.54		$19.75
	9/1/12 — 6/30/13	$144,542.02		$19.75
	7/1/13 — 6/30/14	$150,030.96		$20.50

*   Monthly Base Rent for the period from 7/1/11 through 9/30/11 has been calculated based on a square footage of 29,281 rentable square feet and Monthly Base Rent for the period from 10/1/11 through 1/31/12 has been calculated based on a square footage of 58,365 rentable square feet. Tenant shall use Tenant’s best efforts to obtain an immediate release of Tenant’s obligation to pay rent with respect to Tenant’s existing lease in Occidental Mall (the “Occidental Mall Lease”). If at any time prior to 1/31/12 Tenant is able to obtain a release of Tenant’s obligation to pay rent under the Occidental Mall Lease with respect to any square footage leased under the Occidental Mall Lease: (i) Tenant shall immediately notify Landlord of the date from which Tenant is released from its obligation to pay rent under the Occidental Mall Lease with respect to such square footage, and (ii) from and after the date Tenant is released from its obligation to pay rent under the Occidental Mall Lease with respect to such square footage, the square footage of space that Tenant shall pay Monthly Base Rent on shall be increased by the square footage of space that Tenant has been released from its obligation to pay rent under the Occidental Mall Lease.

Advance Rent:	$46,361.58 applicable to month 1.

Security Deposit:	$150,030.96

Use:	General office use, including, without limitation, uses related to online marketing and sales.

Tenant’s Address for Notices:	2200 First Avenue South Seattle, WA 98134 Attn:

Tenant’s Address Prior to Occupancy:	308 Occidental Avenue South, Suite 300 Seattle, WA 98104 Telephone: (877) 779-5614 Facsimile: (206) 724-0534

Rent Payment Address:	The Cobalt Building c/o Felton Properties, Inc. 1750 112th Avenue NE, Suite C234 Bellevue, Washington 98004

ii.

Landlord’s Address for Notices:	UCM/FPI-Cobalt, LLC 520 SW Sixth Avenue Portland, OR 97204

With a copy to:	Bradley S. Miller Ball Janik LLP 101 SW Main Street, Suite 1100 Portland, OR 97204 Telephone; (503) 228-2525 Facsimile: (503) 295-1058

Landlord’s Broker:	Colliers International

Tenant’s Broker:	Washington Partners Corporate Real Estate

In the event of any conflict between this Basic Lease Information and the other terms of this Lease, the other terms of this Lease shall control.

iii.

1.	Premises

1.1 Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the term and subject to the agreements, conditions and provisions contained in the Basic Lease Information and hereinafter set forth, those certain premises shown cross hatched on Exhibit A attached hereto (the “Premises”), which Premises are located in the building specified in the Basic Lease Information (the “Building”). Except only for any improvements which Landlord has expressly agreed herein to construct and install in the Premises pursuant to the Work Letter attached as Exhibit B (“Landlord’s Work”) and as otherwise set forth herein, the Premises are leased “AS IS” and in the condition existing at the time of execution of this Lease. Landlord has made no representation or warranty regarding the Premises (and no broker, property manager or other agent of Landlord has made any such representation or warranty, nor has authority to do so). Notwithstanding the foregoing or anything else to the contrary contained in this Lease, Landlord represents that on the date the possession of the Premises is delivered to Tenant: (i) Landlord has no notice that the Premises is in not in compliance with any applicable laws, including, the Americans With Disabilities Act, and (ii) that all load bearing walls, foundations, roof and other structural elements of the Premises and the plumbing, electrical systems, fire sprinkler systems, lighting, air conditioning and heating systems and all other Building systems serving the Premises will be in good condition and repair; provided, that if any such Building system requires repair within the first thirty (30) days following the Term Commencement Date (the “Landlord Repair Period”) and the reason for which such repair is necessary is not due to an act or omission of Tenant or Tenant’s agents, employees, contractors or invitees, Landlord shall pay for the cost of such repairs at Landlord’s sole cost and expense so long as Tenant notifies Landlord of the need for such repairs prior to the expiration of the Landlord Repair Period. The Rentable Area of the Premises and of the Building specified in the Basic Lease Information are approximations that Landlord and Tenant have stipulated as the Rentable Area of the Premises and Building, respectively, and shall not be subject to adjustment by either Landlord or Tenant during the Term (as may be extended). Tenant is satisfied with such approximations and with the size of the Premises; no claim may be made based upon inaccuracy of such figures.

1.2 Common Areas. “Common Areas” shall mean the driveways, parking areas, walkways, sidewalk areas, landscaping, service areas, the areas on individual floors in the Building devoted to corridors, fire vestibules, elevators, lobbies, electric and telephone closets, restrooms, loading dock and other similar facilities for the benefit of tenants and invitees and shall also mean those areas of the Building devoted to mechanical and service rooms servicing the Building. Landlord shall have the right from time to time to designate, relocate and limit the use of particular areas or portions of the Common Areas, without limiting Tenant’s access to the Premises (except on a temporary basis for necessary repairs or maintenance). Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or abatement of rent arising out of the making of such changes or alterations. Landlord shall also have the right to limit or control access to the Building by third parties other than Tenant, its employees, customers and patrons.

1.3 Parking. Landlord will provide Tenant with thirty (30) unreserved parking stalls in the adjacent surface lot. Landlord shall not charge Tenant for the cost of parking during the period commencing on July 1, 2011 and ending on March 31, 2012. From and after April 1, 2012, Tenant shall pay Landlord at Landlord’s then current rates for the use of such parking stalls. Landlord’s current monthly rate per parking stall for the surface lot is $90/parking stall.

1.4 Right of First Offer. If at any time during the Term of the Lease, the space on the first floor of the Building that is currently leased by Starbucks is vacated and the Starbucks lease for such space is terminated, and so long as Tenant is not in default of this Lease, Landlord shall notify Tenant of the availability of such space. Tenant shall have the right to lease such space in its “as is condition” on the same terms as set forth in this Lease, including Base Rent and Term Expiration Date. Tenant shall have five (5) business days after receipt of Landlord’s availability notice to notify Landlord, in writing, that it will lease such available space. Such right of first offer is a one (1) time only right. If Tenant fails to notify Landlord that will lease such space within such five (5) business day period, Landlord shall be free to lease such space any time during the term of this Lease free and clear of any rights of Tenant. The right of first offer contained herein shall not apply to any renewal or extension of an existing lease (even if such lease does not contain an automatic extension right) and the right to expand the Premises is personal to Zulily, Inc. (and its Permitted Transferee) and is not transferable, except in connection with a Permitted Transfer; in the event of any assignment or subletting, other than a Permitted Transfer, the right to expand the Premises shall automatically terminate and be null and void.

1.

2.	Term

2.1 Term. The term of this Lease (the “Term”) shall commence on June 1, 2011 (the “Term Commencement Date”). Tenant’s obligation to pay rent and its other obligations hereunder shall commence upon the Term Commencement Date. Unless sooner terminated as hereinafter provided, the Term shall end on the “Term Expiration Date” specified in the Basic Lease Information.

2.2 Early Access. Tenant shall have the right to occupy the Premises upon the mutual execution of this Lease. Such early access to the Premises by Tenant shall be solely for the purpose of installing Tenant’s information technology services infrastructure, furniture and fixtures, and in all instances shall be subject to the following conditions: (i) prior to Tenant’s entry into the Premises, Tenant provides Landlord with proof that Tenant has the insurance that Tenant is required to maintain under this Lease, (ii) prior to Tenant’s entry into the Premises, Tenant provides Landlord with such evidence as reasonably required that Tenant has received all required governmental approvals to enter the Premises, (iii) prior to Tenant’s entry into the Premises, Tenant provides Landlord with contractor’s licenses, insurance and bonds for all contractors entering the Premises in connection with any work to be performed on by Tenant in the Premises, and (iv) Landlord shall have the right to terminate or suspend Tenant’s early access at any time that Landlord determines that such early access interferes with the performance of any work that Landlord is required to perform under this Lease in connection with the delivery of the Premises to Tenant.

2.3 Option to Extend. Landlord hereby grants Tenant the right to extend the term of the Lease for one (1) additional period of seven (7) years (such extended period is hereinafter referred to as the “Extended Term”) on the same terms and conditions contained in the Lease, except that (i) Base Rent for the Extended Term shall be as set forth hereinbelow, (ii) no additional options to extend shall apply following the expiration of the Extended Term, and (iii) Landlord shall have no obligation to make any improvements to the Premises or contribute any amounts therefor. Written notice of Tenant’s exercise of its option to extend (“Option to Extend”) the Term of this Lease for the Extended Term must be given to Landlord no more than fifteen (15) months and no less than twelve (12) months prior to the date the Term of the Lease would otherwise expire. If Tenant is in default under this Lease, Tenant shall have no right to extend the Term of this Lease until such default is cured within the cure period set forth in this Lease for such default, if any; provided, that the period of time within which said Option to Extend may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise said Option to Extend because of a default. In the event Tenant validly exercises its Option to Extend the Term of this Lease as herein provided, Base Rent shall be adjusted as of the commencement date of the Extended Term as follows (but in no event shall it be less than the Base Rent for the month immediately prior to the commencement of the Extended Term):

(a) Not later than six (6) months prior to the commencement of an Extended Term, Landlord shall provide Tenant with Landlord’s determination of the fair market Base Rent for such Extended Term, including periodic increases as dictated by the current market (“Landlord’s Determination of Base Rent for Extended Term”). Tenant shall provide notice to Landlord within ten (10) days after receipt of such notice from Landlord as to whether Tenant accepts Landlord’s Determination of Base Rent for Extended Term. In the event Tenant does not agree to Landlord’s Determination of Base Rent for Extended Term, Landlord and Tenant shall attempt to agree upon Base Rent for the Premises for the Extended Term, such rent to be the fair market rental value of the Premises for the Extended Term, as defined in Subsection (c) below. If the parties are unable to agree upon the Base Rent for the Extended Term by the date three (3) months prior to the commencement of the Extended Term, then within ten (10) days thereafter each party, at its own cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years full-time commercial real estate appraisal experience in the area in which the Premises are located to appraise and set Base Rent for the Extended Term. If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set Base Rent for the Extended Term. If each party shall have so appointed an appraiser, the two appraisers shall meet promptly and attempt to set the Base Rent for the Extended Term. If the two appraisers are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to select a third appraiser meeting the qualifications herein stated within ten (10) days after the last day the two appraisers are given to set Base Rent. If the two appraisers are unable to agree on the third appraiser within such ten (10) day period, either of the parties to this Lease, by giving five (5) days notice to the other party, may apply to the then presiding judge of the King County Superior Court for the selection of a third

2.

appraiser meeting the qualifications stated in this paragraph. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

(b) The fair market Base Rent shall be fixed by the three appraisers in accordance with the following procedures. Each party appointed appraiser shall state, in writing, such appraiser’s determination of the fair market Base Rent supported by the reasons therefor and shall make counterpart copies for the other party appointed appraiser and the neutral appraiser. The party appointed appraisers shall arrange for a simultaneous exchange of their proposed fair market Base Rent determinations. The role of the neutral appraiser shall be to select whichever of the two proposed determinations of fair market Base Rent most closely approximates the neutral appraiser’s own determination of fair market Base Rent. The neutral appraiser shall have no right to propose a middle ground or any modification of either of the two proposed determinations of fair market Base Rent. The determination of fair market Base Rent the neutral appraiser chooses as that most closely approximating the neutral appraiser’s determination of the fair market Base Rent shall constitute the decision of the appraisers and shall be final and binding upon the parties. The appraisers shall have no power to modify the provisions of this Lease.

(c) For purposes of the appraisal, the term “-fair market Base Rent-” shall mean the price that a ready and willing tenant would pay, as of the Extended Term commencement date, as a base rent to a ready and willing landlord of premises comparable to the Premises, in terms of size, quality and comparable term, in their then-improved state, in the Seattle, Washington market, if such premises were exposed for lease on the open market for a reasonable period of time; including any rent increases over the Extended Term. In no event shall there be deducted from such fair market rental the value of any concessions, including without limitation, tenant improvements, commission and/or “down time.”

(d) The neutral appraiser’s decision shall be made not later than thirty (30) days after the submission by the appraisers of their proposals with respect to the fair market Base Rent. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the neutral appraiser may for good cause allow reasonable extensions or delays, which shall not affect the validity of the award. Absent fraud, collusion or willful misconduct by the neutral appraiser, the award shall be final, and judgment may be entered in any court having jurisdiction thereof. The right to extend the Lease hereby granted is personal to Zulily, Inc. (and its Permitted Transferee) and is not transferable, except in connection with a Permitted Transfer; in the event of any assignment or sublease, other than a Permitted Transfer, the right to extend the Lease shall automatically terminate and shall thereafter be null and void.

2.4 Option to Terminate. So long as Tenant has not been in default of this Lease, Tenant shall have the right to terminate this Lease as of August 31, 2013. To exercise such termination right, Tenant must deliver to Landlord a written termination notice no later than December 1, 2012, which notice to be effective must be accompanied by a termination fee equal to Landlord’s unamortized leasing commissions. Since Tenant’s broker has agreed to initially be paid a commission only on the period of this Lease through August 31, 2013 with any remaining balance to be paid at the end of the term of this Lease, the only unamortized leasing commission as of August 31, 2013 will be the one payable with respect to Landlord’s broker and the amount of such unamortized commission as of August 31, 2013 will be $33,737.00. The right to terminate this Lease hereby granted is personal to Zulily, Inc. (and its Permitted Transferee) and is not transferable, except in connection with a Permitted Transfer; in the event of any assignment or sublease, other than a Permitted Transfer, the right to terminate this Lease shall automatically terminate and shall thereafter be null and void.

3.	Rent

3.1 Base Rent. Tenant shall pay to Landlord Annual Base Rent in the amount specified in the Basic Lease Information (subject to adjustment as provided in Article 4), payable in equal monthly installments in advance, beginning on the Term Commencement Date and on the first day of each calendar month thereafter during the Term in the sum specified in the Basic Lease Information (the “Monthly Base Rent”). All sums to be paid by Tenant to Landlord hereunder shall be deemed rent. All payments required to be made by Tenant under this Lease shall be made without any setoff, deduction or counterclaim whatsoever and shall be made payable to and delivered to Landlord at the rent payment address set forth in the Basic Lease Information or such other place as Landlord may designate.

3.

3.2 Partial Months. If the Term Commencement Date is a day other than the first day of a calendar month or if the Term expires or is terminated on a day other than the last day of a calendar month, then the Monthly Base Rent for the first and last fractional months of the Term shall be prorated on the basis of a thirty (30) day month.

3.3 Advance Rent. Upon execution of this Lease, Tenant shall pay to Landlord the sum specified in the Basic Lease Information as “Advance Rent.” The Advance Rent shall be applied to Tenant’s obligation to pay Monthly Base Rent for the first month or months in which Monthly Base Rent is due.

4.	Expenses

4.1 Expenses. Commencing on the January 1, 2012 and in addition to the Monthly Base Rent payable under this Lease, Tenant shall also pay Tenant’s Percentage Share of all “Expenses” as defined in Section 4.1(a), paid or incurred by Landlord in excess of Expenses for the Base Year. The Base Year for all Expenses other than Taxes is 2010; the Base Year for Taxes is 2011. Notwithstanding the above, if during any calendar year of the Term the occupancy of the Building is less than one hundred percent (100%), then Landlord shall, in Landlord’s reasonable business judgment, make an appropriate adjustment of the variable components of Expenses to determine the amount of Expenses that would have been incurred had the Building been one hundred percent (100%) occupied during that calendar year. This adjusted amount shall be deemed the amount of Expenses for that calendar year. For purposes hereof, “variable components” shall include only those Expenses that are affected by variations in occupancy levels. Landlord may, at or after the start of any calendar year notify Tenant of the amount which Landlord estimates will be Tenant’s monthly share of Expenses for such calendar year, and the amount thereof shall be added to the Monthly Base Rent payments required to be made by Tenant in such year. A Statement (the “Statement”) of the Expenses payable by Tenant for each year shall be given to Tenant within a reasonable period of time after the end of each calendar year. If Tenant’s share of any Expenses as shown on such Statement is greater or less than the total amounts actually paid by Tenant as estimated Expenses during the year covered by such Statement, then within fifteen (15) days after receipt of the Statement, Tenant shall pay in cash any sums owed Landlord or, if applicable, Tenant shall receive a credit against any Expenses next accruing for any sum owed Tenant. For purposes of this Lease, “Tenant’s Percentage Share” means the percentage as set forth in the Basic Lease Information and obtained by dividing the Rentable Area of the Premises by the aggregate Rentable Area of all premises available for lease, whether leased or not, in the Building as applicable with respect to any specific Expense, subject to adjustment in the event of changes in Rentable Area of the Building or Premises. Notwithstanding the above, Landlord shall have the right, but not the obligation, to equitably adjust Tenant’s Percentage Share of any specific Expense so as to render such expense payable proportionately by those tenants benefited by the same or otherwise in order to appropriately allocate such Expense to cover the area covered by such Expense.

(a) So long as Tenant is not in default of this Lease, Tenant shall have the right, upon thirty (30) days written request, to review Landlord’s records concerning Operating Expenses for the immediately prior calendar year, which request must be delivered within sixty (60) days after the date Landlord’s annual statement of Operating Expenses is delivered to Tenant (and if Tenant fails to object in writing to specific Operating Expenses within sixty (60) days after the date Landlord’s annual statement of Operating Expenses is delivered to Tenant, Tenant shall be deemed to have approved the same and to have waived the right to object to such calculations); provided, however, Tenant shall have no right to review the Operating Expenses more than one time during a calendar year. Such review shall occur during regular business hours at the site Landlord maintains such records. Should Tenant choose to hire independent auditors, such auditors shall be paid on an hourly or lump sum basis, not on contingency of any potential refund. If Tenant questions any Operating Expenses, Landlord shall provide reasonably satisfactory evidence of the validity of Landlord’s calculation (which evidence may be in summary statement (as opposed to the original invoice)) or adjust the item. Disputes which cannot be resolved after a reasonable period of good faith negotiations between the parties shall be resolved by a nationally recognized accounting firm selected by Landlord (the “CPA”), which CPA shall not then be employed by Landlord or Tenant. If such audit discloses that Tenant has overpaid Tenant’s share of Operating Expenses, Landlord shall give Tenant credit on Operating Expenses with respect to such amount, or if the Lease is at the end of the Term, refund such amount to Tenant. Tenant shall pay all costs and expenses of the audit by the CPA. Tenant hereby agrees to keep the results of any such audit confidential except that Tenant may disclose such information to its accountants, legal advisors or as otherwise required by law, and to require Tenant’s auditor and its employees and each of their respective attorneys and advisors likewise to keep the results of such audit in strictest confidence.

4.

(b) “Expenses” as used herein shall include all costs, charges and expenses of every kind, nature and description incurred from time to time in the course of ownership, management, operation, repair, replacement and maintenance of the Building and adjacent common areas, including, without limitation:

(i) Reasonable wages, salaries and other compensation and benefits for employees, independent contractors and agents of Landlord pertaining to the Building.

(ii) All maintenance, replacement and repair costs relating to the areas with or around the Building, including, without limitation, snow and ice removal, Building heating, ventilating and air conditioning systems, fire monitoring systems, security systems, sidewalks, landscaping, service areas, driveways, parking areas (including, without limitation, repairing, restriping, monitoring and resurfacing parking areas), walkways, building exteriors (including painting), roof, signs and directories, repairing and cleaning the Building, window cleaning, rubbish removal, exterminating, elevator, plumbing, electrical and mechanical equipment and the costs of purchasing or renting mechanical equipment, supplies, tools, materials and uniforms.

(iii) Premiums and other charges for insurance (including costs of claims adjustments) maintained by Landlord.

(iv) Costs of providing electricity, water, gas, steam, sewer and other utility services.

(v) License, permit and inspection fees.

(vi) All “Taxes” pertaining to the Building. “Taxes” as used herein shall include all taxes, general and special assessments and charges (including costs and expenses of contesting the amount or validity thereof) levied upon or with respect to the Building, the land on which the Building is situated, or any personal property of Landlord used in connection with the ownership, management, operation, repair and maintenance of the Building and any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for, or as an addition to (in whole or in part) any other property taxes, whether or not now customary or in the contemplation of the parties on the date of this Lease. Taxes shall not include State or Federal net income, documentary transfer, gift, estate or inheritance taxes. Landlord may pay Taxes in installments if permitted by the taxing jurisdiction.

(vii) Fees for management services and costs incidental thereto, whether provided by an independent management company, Landlord, or an affiliate of Landlord; provided, that such fees shall not exceed 4% of gross rents payable by Tenant under this Lease.

(viii) The costs of any capital improvement, equipment or device installed or paid for by Landlord: (i) which is required or desired for health and safety of tenants and occupants, (ii) to conform with any laws, rules, regulations or requirements of any governmental or quasi-governmental authority having jurisdiction, or (iii) to effect a labor saving, energy saving or other economy. The cost of any capital improvement, equipment, or device, together with interest, covered only by item (iii) above shall be amortized over the lesser of: (A) ten (10) years; (B) the “pay back period;” or (C) the useful life of such capital improvement, equipment or device (as determined by Landlord). Interest on the unamortized balance shall be 10% or such higher rate as may have been paid by Landlord on borrowed funds. The “pay back period” shall be the period within which the anticipated savings from the use of such capital improvement, equipment or device, as determined by Landlord, will equal the cost of the subject capital improvement, equipment or device.

(ix) Depreciation or amortization of the costs of materials, tools, supplies and equipment purchased by Landlord to enable Landlord to supply services which Landlord might otherwise contract for with a third party where such depreciation and amortization would otherwise have been included in the charge for such third party’s services.

5.

(x) Compliance with air, water and noise quality and/or control statutes, laws, codes, rules and regulations including, without limitation, statutes, laws, codes, rules and regulations relating to toxic substances or hazardous wastes.

(c) Expenses shall not include:

(i) Leasing commissions, attorneys’ fees, costs, and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or other occupants, or legal fees incurred in connection with this Lease.

(ii) Expenses incurred in construction of tenant improvements or otherwise in improving or decorating space for tenants or other occupants of vacant space.

(iii) Landlord’s costs of electricity and other services sold or provided to tenants in the Building for which Landlord is reimbursed as a separate additional charge over and above the basic rent or escalation payment payable under the lease with such tenant.

(iv) Depreciation of the Building.

(v) Amounts paid to subsidiaries or other affiliates of Landlord (i.e., persons or companies controlled by, under common control with, or which control, Landlord) for services in or to the Building, the land on which it is situated or the Premises (or any portion of any of the foregoing) to the extent only that the cost of such services materially exceeds the competitive cost of such services were they not so rendered by a subsidiary or other affiliate of Landlord.

(vi) Payments of principal, interest, late fees, prepayment fees or other charges on any debt secured by a mortgage or mortgages covering the Building, or rental payments under any ground or underlying lease or leases (except to the extent allocable to the payment of real property taxes).

(vii) Landlord’s general administrative overhead expenses for services not specifically performed for the Building, or salaries of any officer or employee of Landlord (or any subsidiary or affiliate of Landlord) above the level of building manager.

(viii) Any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord at a profit, excluding concierge services.

(ix) Advertising and promotional expenditures.

(x) Any costs, fines, or penalties incurred due to violations by Landlord of any governmental rule or authority.

(xi) Costs and expenses of the original design and construction of the Building.

(xii) Costs of Landlord’s charitable or political contributions, or of fine art maintained at the Building.

(xiii) Costs incurred in the sale or refinancing of the Building.

(xiv) Costs incurred to remove, study, test, remediate or otherwise related to the presence of hazardous or toxic substances or materials in or about the Premises or Building, which (A) existed prior to the Term Commencement Date, (B) originated from any separately demised tenant space within the Building other than the Premises or outside of the Premises or Building, or (C) were brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises or Building by Landlord or any employee, agent or contractor of Landlord.

6.

4.2 Additional Taxes. In addition to the Monthly Base Rent and other charges to be paid by Tenant hereunder, Tenant shall reimburse Landlord upon demand for any and all taxes, surcharges, levies, assessments, fees and charges payable by Landlord upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises.

4.3 Additional Services. Landlord shall have the right, but not the obligation, to provide any additional services that may be required by Tenant, including, without limitation, locksmithing, lamp replacement, additional janitorial services and maintenance; provided that Tenant, as Additional Rent, shall pay Landlord within in ten (10) days after billing therefor, the sum of all costs for such services plus an administrative fee.

5.	Security Deposit

Tenant has deposited with Landlord the sum specified in the Basic Lease Information as the “Deposit.” The Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the provisions of this Lease to be performed or observed by Tenant. If Tenant fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, then Landlord may, without waiver of default or of any other right or remedy, use, apply or retain all or any portion of the Deposit for the payment of any rent or other charge in default, or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Deposit, Tenant shall within ten (10) days after demand therefor deposit cash with Landlord in an amount sufficient to restore the Deposit to the full amount thereof and Tenant’s failure to do so shall be a material breach of this Lease. If Tenant performs all of Tenant’s obligations hereunder, the Deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) at the expiration of the Term, and after Tenant has vacated the Premises.

6.	Use

6.1 General. The Premises shall be used only for the purposes specified in the Basic Lease Information. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them, nor shall Tenant cause, maintain or permit any nuisance in, on, or about the Premises. Tenant shall not commit or suffer the commission of any waste in, on, or about the Premises.

6.2 Compliance With Laws. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, and requirements now in force or which may hereafter be in force relating to or affecting the condition, use, or occupancy of the Premises, excluding structural changes which are required but which are not related to or affected by Tenant’s use, alterations or improvements.

6.3 Hazardous Substances. Tenant shall not cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials (a “Release”) except to use in the ordinary course of Tenant’s business, and then only janitorial materials of the kind and in the amount normally present in a typical office space and only after written notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended 42 U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts. Tenant shall indemnify, protect, defend and hold harmless Landlord and its Building manager, its and their agents and employees for, from and against any and all clean-up costs and expenses, losses, damages (including, without limitation, consequential damages), claims, or liability for any damage to any property or injury, illness or death of any person from any Release on the Premises or elsewhere if caused by Tenant or persons acting under Tenant. Tenant shall not be responsible for, and the indemnification and hold harmless obligations of Tenant set forth in this Lease shall not apply to: (i) hazardous or toxic substances or materials in the Premises or Building that existed therein prior to the Term Commencement Date, (ii) the presence of any hazardous or toxic substances or materials in the Premises or Building that migrated from outside thereof so long as not caused by Tenant or Tenant’s agents, employees, contractors or invitees, or (iii) hazardous or toxic substances or materials present in the Premises or Building as a result of an act by Landlord or

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any of Landlord’s partners, directors, officers, agents, employees or contractors. Landlord shall defend, indemnify, and hold harmless Tenant and any of Tenant’s partners, directors, officers, agents and employees with respect to the presence of hazardous or toxic substances or materials in the Premises or Building in violation of applicable laws where such hazardous or toxic substances or materials are present in the Premises or Building: (a) prior to the Term Commencement Date, (b) to the extent as a result of migration from outside the Premises or Building so long as not caused by Tenant or Tenant’s agents, employees, contractors or invitees, or (c) to the extent as a result of an act by Landlord or any of Landlord’s partners, directors, officers, agents, employees or contractors. The covenants contained herein shall survive the expiration or earlier termination of the Lease.

7.	Services and Utilities

7.1 General.

(a) Landlord shall operate or cause the operation of the heating, ventilating and air-conditioning (“HVAC”) system serving the Premises during ordinary business hours of Monday through Friday from 7:00 am to 6:00 pm and from 8 am to noon on Saturdays, holidays excepted (“Ordinary Business Hours”) at such temperatures and in such amounts as Landlord determines are reasonably required for the comfortable occupancy of the Premises. During other than Ordinary Business Hours, if Tenant so requests, Landlord shall provide HVAC service to the Premises at Tenant’s sole cost and expense in an amount equal to Landlord’s then scheduled hourly charge of supplying HVAC to the Premises. Landlord shall have the right, at any time during the term of this Lease, to install meters or submeters with respect to any utility services, including, without limitation, to measure after hours HVAC usage. In areas of the Premises that are served by supplemental cooling, Tenant will only be charged the metered rate. For all other areas, after hours HVAC charges shall not exceed the after hour charges typically charged by landlords of buildings in Seattle, Washington that own buildings similar to the Building.

(b) Tenant shall promptly pay when due all charges for utility services used in the Premises that are not provided by Landlord as part of this full service lease (in other words, Tenant shall pay for utilities other than water, sewer and electricity) and for all other services required for Tenant’s use of the Premises. Tenant shall apply to the applicable utility company or municipality for all required utility services; provided, however, if Landlord has not installed any meter or sub-meter to the Premises by the Term Commencement Date, Tenant shall pay Landlord upon demand for the cost of any utilities provided to Tenant by Landlord. Tenant shall also be responsible for and shall pay Landlord any additional costs (including, without limitation, the additional energy consumption costs and the costs of installation of additional HVAC equipment) incurred because of the failure of the HVAC system to perform its function due to: (i) changes from the original approved configuration of the Premises, (ii) use by Tenant of heat-generating machinery or equipment, (iii) failure of Tenant to keep all HVAC vents within the Premises free of obstruction, or (iv) from failure to keep curtains and other window coverings closed during those periods required by rules and regulations promulgated by Landlord. All sums due from Tenant under the provisions of this Subsection shall be considered rent and shall be due and payable not later than ten (10) days after receipt of Landlord’s invoice.

(c) In no event shall Landlord be liable for any claim arising from criminal activity or the acts of third parties, including any claim based upon any assertion that: (a) Landlord failed to provide security services or sufficient security services, or (b) the existence of security services at the Building creates an implied obligation to provide effective security or other obligation.

(d) Tenant shall have access to the Premises twenty-four (24) hours per day, every day of the year via existing key card readers at the entrance to the Building.

7.2 Interruption of Access, Use or Services. Landlord shall not be liable for any failure to provide access to the Premises, to assure the beneficial use of the Premises or to furnish any services or utilities when such failure is caused by natural occurrences, riots, civil disturbances, insurrection, war, court order, public enemy, accidents, breakage, strikes, lockouts, other labor disputes, the inability to obtain an adequate supply of fuel, gas, steam, water, electricity, labor or other supplies, or by any other condition beyond Landlord’s reasonable control, and Tenant shall not be entitled to any damages resulting from such failure. Notwithstanding anything to the contrary contained in this paragraph, if an interruption or cessation of utilities results from the gross negligence

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or willful misconduct of Landlord and the Premises are not useable by Tenant for the conduct of Tenant’s business as a result thereof and Tenant does not in fact use the Premises for five (5) consecutive business days for any purpose, then as Tenant’s sole remedy commencing on the sixth (6th) consecutive business day, Base Rent and applicable Additional Rent shall be abated until the earlier to occur of the cessation of such interruption or the date Tenant resumes use of the Premises.

7.3 Emergency Generator. Tenant may install an emergency energy generator (the “Generator”) in a location mutually acceptable to Landlord and Tenant, which installation shall be made in accordance with applicable laws. Tenant shall have the right to install an electrical grounding system for the Generator (the “Electrical Grounding System”) in accordance with applicable law and after obtaining Landlord’s prior written consent to the plans and specifications therefor, which consent shall not be unreasonably withheld or delayed. Tenant shall bear the sole cost and expense of locating and installing the Generator and the Electrical Grounding System and shall reimburse Landlord upon demand for all costs and expenses incurred by Landlord in accommodating Tenant’s location and use. Tenant may test the Generator once per week at a mutually agreed upon time between Landlord and Tenant. If Tenant desires to use Landlord’s existing generator at the Building, Tenant shall be responsible for all. costs in connection with the maintenance, repair arid usage of such generator. Landlord makes no representation or warranty regarding the condition of such generator.

8.	Alterations

8.1 General. Tenant shall neither make nor cause to be made any alterations, additions or improvements (collectively, “Alterations”) in, on or to any portion of the Building or the Common Areas outside of the interior of the Premises. Except for initial construction of tenant improvements pursuant to such a work letter, Tenant shall not make or suffer to be made any Alterations in, on or to the Premises or any part thereof without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, Landlord may withhold its consent in its sole discretion if any proposed Alterations will affect the structure or exterior of the Building or its electrical, plumbing, HVAC, mechanical or life safety systems. When applying for any such consent, Tenant shall famish complete plans and specifications for the desired Alterations. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Alterations where the cost thereof is less than Five Thousand Dollars ($5,000.00) and such Alterations will not affect the structural, mechanical, electrical, plumbing or life safety systems of the Building. If Landlord consents to the making of any Alterations, the same shall be made using the services of a contractor who has previously been approved in writing by Landlord to work in the Building. For Alterations affecting the Building’s structural, electrical, mechanical, plumbing or life safety systems, Tenant must use those approved contractors and/or subcontractors and suppliers designated by Landlord. Any construction, alteration, maintenance, repair, replacement, installation, removal or decoration undertaken by Tenant in connection with the Premises shall be completed in accordance with the plans and specifications approved by Landlord, shall be carried out in a good, workmanlike and prompt manner, shall comply with all applicable laws, and shall be subject to supervision by Landlord or its employees, agents or contractors; as-built plans and specifications shall be provided by Tenant to Landlord upon completion of work. If the Alterations which Tenant causes to be constructed result in Landlord being required to make any alterations and/or improvements to other portions of the Building in order to comply with any applicable laws, then Tenant shall reimburse Landlord upon demand for all costs and expenses incurred by Landlord in making such alterations and/or improvements. Any Alterations made by Tenant shall remain on and be surrendered with the Premises upon the expiration or sooner termination of the Term, except Tenant shall upon demand by Landlord at the expiration of this Lease or the termination of this Lease or of the right of possession of Tenant, at Tenant’s sole cost and expense, forthwith and with all due diligence remove all or any portion of any Alterations made by Tenant (except for any initial tenant improvements made by Tenant in connection with Tenant’s move-in to the Premises that are approved by Landlord in writing) which are designated by Landlord to be removed and repair and restore the Premises to their original condition, reasonable wear and tear excepted. Notwithstanding the foregoing, if prior to the making of an Alteration Tenant requests Landlord then inform Tenant if Landlord will later require the removal of such Alteration and Landlord notifies Tenant that Landlord will not require the later removal of such Alteration, Tenant shall have no obligation to remove such Alteration at the expiration or sooner termination of this Lease.

8.2 Notice. Tenant shall give Landlord at least fifteen (15) days prior written notice of commencement of any work of construction, alteration, maintenance, repair or replacement in order to enable Landlord to post and record notices of nonresponsibility. Tenant shall keep the Premises, Common Areas, Building

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and the real property upon which the Building is situated free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. Within ten (10) days after completion of any Alterations, Tenant shall deliver to Landlord fully executed lien waivers and releases from each contractor and subcontractor performing work in the Building and all material supplies and others granted lien rights by Washington law.

9.	Repairs

Tenant shall take good care of the Premises and shall make all other repairs to all improvements and Building systems exclusively serving the Premises in order to preserve the Premises in good working order and condition, including, without limitation, any dedicated HVAC system exclusively serving the Premises. Tenant shall repair any and all damage to the Premises and the Building that shall have been caused by the acts or omissions of Tenant or its agents, employees or contractors. Landlord shall maintain the Building in reasonable order and repair throughout the term of this Lease; provided, however, that Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless Landlord fails to commence actions to cure such failure within thirty (30) days after written notice of the need for such repairs or maintenance is given to Landlord by Tenant.

10.	Assignment and Subletting

10.1 No Assignment or Subletting Without Consent. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed: (a) assign, mortgage, pledge, encumber or otherwise transfer this Lease, the term or estate hereby granted, or any interest hereunder; or (b) permit the Premises or any part thereof to be utilized by anyone other than Tenant. Any assignment, mortgage, pledge, encumbrance, transfer or sublease without Landlord’s consent shall be void and, at Landlord’s election, shall constitute a default. Except as set forth in Section 10.6 below, if Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer in the aggregate during the Term of a controlling percentage of the capital stock of Tenant or the sale of fifty percent (50%) or more of the value of the assets of Tenant, shall be deemed a voluntary assignment of this Lease by Tenant. The phrase “controlling percentage” shall mean the ownership of, and the right to vote, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding, and entitled to vote for the election of directors. The preceding two sentences shall not apply to corporations, the stock of which is traded through an exchange or over the counter.

10.2 Notice and Procedure. If at any time or from time to time during the Term, Tenant desires to assign this Lease with respect to, or to sublet, all or any part of the Premises, then at least thirty (30) days, but not more than one hundred twenty (120) days, prior to the date when Tenant desires the assignment or subletting to be effective (the “Transfer Date”), Tenant shall give Landlord a notice (the “Notice”) which shall include the signed sublease or assignment (but for Landlord’s consent), and shall set forth the name, address and business of the proposed assignee or subtenant, information (including financial statements and references) concerning the character of the proposed assignee or subtenant, a detailed description of the space proposed to be assigned or sublet, which must be a single, self-contained unit (the “Space”), any rights of the proposed assignee or subtenant to use Tenant’s improvements and the like, the Transfer Date, and the fixed rent and/or other consideration and all other material terms and conditions of the proposed assignment or subletting, all in such detail as Landlord may reasonably require. If Landlord requests additional detail, the Notice shall not be deemed to have been received until Landlord receives such additional detail. Landlord shall have the option, exercisable by giving notice to Tenant at any time within twenty (20) days after Landlord’s receipt of the Notice: (a) in the case of an assignment or sublease, to terminate this Lease as to the Space, in which event Tenant shall be relieved of all further obligations hereunder with respect thereto as of the Transfer Date; or (b) in the case of a sublease, terminate this Lease as to the Space. No failure of Landlord to exercise either option with respect to the Space shall be deemed to be Landlord’s consent to the assignment or subletting of all or any portion of the Space.

10.3 Consent Not to be Unreasonably Withheld. Without limiting the other instances in which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, it shall be reasonable for Landlord to withhold its consent if any of the following conditions are not satisfied: (a) the proposed transferee shall not be an existing tenant or occupant of the Building or a person or entity with whom Landlord is then dealing, or with whom Landlord has had any dealings within the previous six (6) months, with respect to the leasing of space in the Building so long as Landlord can accommodate the proposed need with available space in the Building; (b)

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any ground lessor or mortgagee whose consent to such transfer is required must consent thereto; and (c) any proposed subletting would not result in more than five (5) subleases of portions of the Premises being in effect at any one time during the Term (and in any event, Landlord shall have the right to condition Landlord’s approval of any such sublease on the sublet Space being mechanically engineered for such subtenant’s use of such Space).

10.4 Assignments and Subleases. Provided Landlord has consented to such assignment or subletting, the following conditions shall apply to such assignment or sublease: (a) at the time of the transfer, there is no Event of Default under this Lease; (b) the assignment or sublease shall be on the same terms set forth in the Notice given to Landlord; (c) no assignment or sublease shall be valid and no assignee or sublessee shall take possession of the Space until an executed counterpart of the assignment or sublease has been delivered to Landlord; (d) any assignee shall have assumed in writing the obligations of Tenant under the Lease with respect to the Space and any subtenant shall have agreed in writing to comply with all applicable terms and conditions of this Lease; (e) Tenant shall have executed an agreement reaffirming its liability, acknowledging that any further transfer requires Landlord’s prior written consent, and containing such other provisions as Landlord may require; and (f) fifty percent (50%) of any sums or other economic consideration received by Tenant as a result of such assignment or subletting (after deducting reasonable leasing commissions, reasonable attorneys fees and rental or other payments received which are attributable to the amortization of the cost of tenant improvements made to the Space by Tenant, at Tenant’s cost) whether denominated rent or otherwise, which exceed, in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease (prorated as to any sublease to reflect obligations allocable to that portion of the Premises subject to such sublease) shall be payable to Landlord as additional rent (being the charges specifically set forth in Section 4, and all other amounts and charges payable by Tenant under any provision of this Lease) under this Lease, without affecting or reducing any other obligation of Tenant hereunder.

10.5 Continuing Liability of Tenant. Regardless of Landlord’s consent, no subletting or assignment shall release Tenant’s obligation or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. If any assignee of Tenant or any successor of Tenant defaults in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor. Landlord may consent to subsequent assignments of this Lease or amendments or modifications to this Lease with assignees of Tenant, and such action shall not relieve Tenant of its liability under this Lease; provided, however, Landlord shall commercially reasonably efforts to notify Tenant of such assignments, amendments or modifications of this Lease. If Tenant assigns this Lease, or sublets all or a portion of the Premises, or requests the consent of Landlord to any assignment or subletting, or if Tenant requests the consent of Landlord for any act that Tenant proposes to do, then Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection therewith along with any other reasonable consultants’ fees incurred in connection therewith (for example, an engineer’s fees as a result of a sublease of a portion of the Premises that requires portions of the Premises are to be mechanically engineered to accommodate such sublease).

10.6 Assignments/Subleases Not Requiring Landlord’s Consent. Notwithstanding anything to the contrary in this Section 10 and so long as Tenant provides Landlord with not less than fifteen (15) days prior written notice, no prior written consent of Landlord shall be required for any assignment or sublease with any of the following (each, a “Permitted Transfer”): (i) a corporation into or with which Tenant is merged or consolidated or with an entity to which all or substantially all of Tenant’s assets are transferred, provided (x) such merger, consolidation or transfer of assets is for a valid business purpose and not principally for the purpose of transferring the leasehold estate created hereby, and (y) the assignee or successor entity has a net worth (determined in accordance with generally accepted accounting principles consistently applied) at least equal to or in excess of the net worth of Tenant immediately prior to such merger, consolidation or transfer and Landlord has been provided with reasonable proof thereof prior to such transaction or (ii) any entity which is a parent, subsidiary or affiliate of Tenant. As used herein, the term “affiliate” means an entity controlled by, controlling or under common control with Tenant. For the purposes of this Section 10, “control” means direct ownership of not less than 51% of the voting control of such entity. Landlord shall have no right to terminate this Lease in connection with, and shall have no right to any sums or other economic consideration resulting from, any Permitted Transfer.

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11.	Indemnification

11.1 Waiver of Liability. Tenant hereby waives all causes of action and claims against Landlord with respect to or arising out of any death or any bodily injury of any nature or any loss or damage or injury to any property outside or within the Premises belonging to Tenant or its employees, agents, customers, licensees, invitees, guests or any other person except to the extent any such death or bodily injury is caused solely by the gross negligence or willful misconduct of Landlord or its employees or agents. In addition, Landlord shall not be liable for any loss or damage for which the Tenant is required to insure, nor for any loss or damage resulting from any construction, alterations or repair. For purposes of this Section 11, the term “Landlord” means and includes: (i) Landlord, (ii) the property manager, and (iii) the owners, partners, officers, agents, trustees of Landlord and/or the property manager, and (iv) employees of any of the foregoing.

11.2 Indemnity. Tenant shall indemnify, defend and hold Landlord (as defined in Section 11.1) harmless for, from and against any and all causes of action, losses, damages, claims, or liability: (a) occurring in the Premises, or any part thereof, arising at any time and from any cause whatsoever, except to the extent of the gross negligence or willful misconduct of Landlord; and/or (b) occurring in, on, or about any part of the Building other than the Premises, to the extent such damage, injury, illness or death is caused by the negligence or willful misconduct of Tenant, its agents, servants, partners, officers, employees, invitees or licensees. Landlord shall indemnify, defend, and hold Tenant harmless for, from and against any and all causes of action, losses, damages, claims, or liability occurring in the Premises, on, or about any part of the Building to the extent such damage, injury, illness or death is caused by the gross negligence or willful misconduct of the Landlord, its agents, servants, partners, officers or employees. The provisions of this Section shall survive the expiration or termination of this Lease or of Tenant’s right of possession with respect to any claim, loss, damage, liability or cause of action accruing or occurring prior to such expiration termination.

11.3 Limitation of Liability. The liability of Landlord for Landlord’s obligations under this Lease shall not exceed and shall be limited to Landlord’s interest in the Building and Tenant shall not look to the property or assets of any of the Protected Parties nor to any other asset of Landlord in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations. In no event shall Landlord ever be liable under this Lease for any consequential damages, punitive damages, special damages or any similar type of damages.

12.	Insurance

12.1 Liability Insurance. Tenant, at its cost, shall maintain commercial general liability insurance, including contractual liability coverage, with a minimum combined single limit of bodily injury, personal injury and property damage coverage of Three Million Dollars ($3,000,000.00), insuring against all liability arising out of or in connection with Tenant’s use or occupancy of the Premises. Such insurance shall name Landlord, its partners, lenders and property managers as additional insureds, shall specifically include the liability assumed under this Lease by Tenant (provided, however, that the amount of such insurance shall not be construed to limit the liability of Tenant hereunder), and shall provide that it is primary insurance and not “excess over” or contributory with any other valid, existing and applicable insurance in force for or on behalf of Landlord. The policy shall not eliminate cross-liability and shall contain a severability of interest clause. Not more frequently than once each year, if, in the opinion of Landlord’s lender or of the insurance consultant retained by Landlord, the amount of public liability and property damage insurance coverage at -that time is not adequate, Tenant shall increase the insurance coverage as required by either Landlord’s lender or Landlord’s insurance consultant.

12.2 Tenant’s Property Insurance. Tenant, at its cost, shall maintain on all of its personal property, tenant improvements (whether constructed by Landlord or Tenant), and Alterations, in, on, or about the Premises, a policy of “Broad Form” insurance, to the extent of at least full replacement value without any deduction for depreciation. Tenant shall use the proceeds from any such policy for the replacement of such personal property or the restoration of such tenant improvements or Alterations. The “full replacement value” of the improvements to be insured under this Article shall be determined by the company issuing the insurance policy at the time the policy is initially obtained. Tenant, at its cost, shall maintain such other insurance as Landlord may reasonably require from time to time.

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12.3 Insurance Criteria. All the insurance required under this Lease shall: (a) be issued by insurance companies authorized to do business in the State of Washington, with a financial rating of at least an AXI status as rated in the most recent edition of Best’s Insurance Reports; (b) be issued as a primary policy; and (c) contain an endorsement requiring thirty (30) days’ written notice from the insurance company to both parties and to Landlord’s lender before cancellation or change in the coverage, scope, or amount of any policy. Each policy, and a certificate of the policy, together with evidence of payment of premiums, shall be deposited with Landlord at the commencement of the term, and on renewal of the policy not less than twenty (20) days before expiration of the term of the policy.

13.	Destruction or Damage

In the event of a fire or other casualty in the Premises, Tenant shall immediately give notice thereof to Landlord. The following provisions shall apply to fire, earthquake, act of God, the elements or other casualty occurring in the Premises and/or the Building: (a) if the damage is to improvements to the Premises that Tenant is required to insure pursuant to Section 12.2 of the Lease, Tenant, at its cost, shall promptly repair such damage; (b) if: (i) Subsection 13(a) does not apply, (ii) the damage is limited solely to the Premises, and (iii) Landlord determines that the Premises can be made tenantable with all damage substantially repaired within nine (9) months from the date of damage or destruction, then Landlord shall be obligated to repair and restore the Premises and shall proceed diligently to do so; provided, however, that Landlord shall have no obligation to repair or restore the Premises except to the extent that Landlord realizes insurance proceeds, if any, sufficient for such purposes and for all other restoration and repair purposes; (c) if a portion of the Building outside the boundaries of the Premises are damaged or destroyed (whether or not the Premises are also damaged or destroyed) and Landlord determines that the Premises and the Building can both be made tenantable with all damage substantially repaired within nine (9) months from the date of damage or destruction, and provided that sufficient insurance proceeds are available to Landlord to complete all repair and restoration obligations, then Landlord shall be obligated to repair and restore the Building and Premises; (d) if more than fifty percent (50%) of the Building is damaged and restoration is not required to be undertaken pursuant to Subsections 13(a), 13(b), or 13(c), Landlord shall notify Tenant within sixty (60) days after the date of such damage or destruction and either Tenant or Landlord may terminate this Lease within thirty (30) days after the date of such notice, (e) during any period when Tenant’s use of the Premises is significantly affected by damage or destruction, rent shall abate proportionately, as reasonably determined by Landlord, until such time as the Premises are made tenantable, and no portion of the rent so abated shall be subject to subsequent recapture; provided that there shall be no such abatement except to the extent that the amount thereof is compensated for and recoverable from the proceeds of rental abatement or business interruption insurance maintained by Landlord with respect to this Lease, the Premises or the Building, and (f) the proceeds from any insurance paid by reason of damage to or destruction of the Building or any part thereof, insured by Landlord, shall belong to and be paid to Landlord subject to the rights of any beneficiary of any deed of trust that constitutes an encumbrance. If Landlord undertakes restoration pursuant to Subsection 13(d) or 13(e), the proceeds from any property insurance maintained by Tenant covering the Premises shall be paid to Landlord. Landlord shall apply such insurance proceeds to the repair and restoration of Tenant’s Alterations and improvements in the Premises.

14.	Eminent Domain

14.1 Taking of Premises. If all or any part of the Premises is taken by any public or quasi public authority as a result of the exercise of the power of eminent domain, this Lease shall terminate as to the part so taken as of the date of taking, and, in the case of a partial taking, either Landlord or Tenant shall have the right to terminate this Lease as to the balance of the Premises by written notice to the other within thirty (30) days after the date of such taking, provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises taken shall, in Landlord’s judgment, be of such extent and nature as substantially to handicap, impede and impair Tenant’s use of the balance of the Premises. If a material part of the Building is condemned or taken or if substantial alteration or reconstruction of the Building shall, in Landlord’s opinion, be necessary or desirable as a result of any condemnation or taking, Landlord may terminate this Lease by written notice to Tenant within thirty (30) days after the date of taking. Notwithstanding any of the provisions hereof to the contrary, if all of the Premises shall be temporarily condemned or taken for governmental occupancy for a period of more than one year, this Lease shall terminate as of the date of taking and Landlord shall be entitled to any and all compensation, damages, income, rent and awards in connection therewith.

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14.2 Condemnation Award. Landlord shall be entitled to any and all compensation, damages, income, rent, awards, and any interest therein whatsoever which may be paid or made in connection with any taking, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease or otherwise and no right to participate in any condemnation proceedings. Notwithstanding the foregoing, Tenant shall be entitled to independently pursue a separate award in a separate proceeding for Tenant’s costs of relocation, personal property or trade fixtures, and loss of goodwill directly associated with the taking if, but only if, such separate award does not diminish Landlord’s award. In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Monthly Base Rent thereafter to be paid shall be equitably reduced by Landlord.

15.	Waiver of Subrogation

Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant hereby mutually agree that in the event either Landlord or Tenant sustains a loss by reason of fire or any other event or casualty and such party is then covered (or is required by the terms of this Lease to be covered) in whole or in part by insurance with respect to such loss, then the party sustaining the loss agrees that, to the extent (but only to the extent) such party is compensated for such loss by its insurance (or to the extent the insurance required to be carried under this Lease by such party would have compensated the party for such loss), the party sustaining the loss shall have no right of recovery against the other party or its owners, agents or employees and waives any right of subrogation which might otherwise exist in or accrue to any third party.

16.	Rules and Regulations

Tenant shall faithfully observe and comply with the Rules and Regulations of the Building (a copy of which is attached as Exhibit D) and, after notice thereof, all reasonable modifications thereof and additions thereto from time to time promulgated in writing by Landlord, all of which are hereby incorporated herein by this reference. Landlord shall not be responsible to Tenant for the nonperformance by any other tenant or occupant of the Building of any of the Rules and Regulations.

17.	Entry by Landlord

Landlord may enter the Premises at reasonable hours and upon reasonable notice (but at any time without notice in an emergency) to: (a) inspect the same; (b) exhibit the same to prospective purchasers, lenders or tenants (provided, Landlord may only exhibit the space to prospective tenants during the last twelve (12) months of the term of this Lease; provided, further, if Tenant exercises Tenant’s right to terminate this Lease under Section 2.4, Landlord may immediately thereafter exhibit the space to prospective tenants); (c) determine whether Tenant is complying with all of its obligations hereunder; (d) supply any service to be provided by Landlord to Tenant hereunder or to any other tenant of the Building; (e) post notices of nonresponsibility; and (f) make repairs required of Landlord under the terms hereof or make repairs to any adjoining space or utility services or make repairs, alterations or improvements to any other portion of the Building; provided, however, that all such work shall be done so as to avoid unnecessary unreasonable interference to Tenant if reasonably possible. Tenant hereby waives any claim for damages or termination for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by such entry.

18.	Default

18.1 Events of Default. In addition to any other event specified in this Lease as an event of default, the occurrence of any one or more of the following events (“Events of Default”) shall constitute a breach of this Lease by Tenant: (a) failure by Tenant to pay any Rent as the same becomes due and payable or the failure by Tenant to pay any other sum more than ten (10) days after notice of such failure to pay; or (b) failure by Tenant to perform or observe any other obligations of Tenant hereunder if such failure continues for more than fifteen (15) days after notice thereof from Landlord, unless such default cannot reasonably be cured within such fifteen (15) day period and Tenant shall within such period commence with due diligence and dispatch the curing of such default, and, having so commenced, shall thereafter prosecute or complete with due diligence and dispatch the curing of such default.

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18.2 Landlord’s Remedies. If an Event of Default occurs, Landlord, at any time thereafter, may pursue any rights or remedies, in such order as Landlord may choose, including collection or damages and all equitable remedies. In addition to any other right or remedy for an Event of Default, Landlord may:

(a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails so to do, Landlord may, without prejudice to any other remedy which Landlord may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part of the Premises, in accordance with applicable laws, without being liable for prosecution or any claim of damages therefor, and Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise. Landlord’s right to any and all damages and remedies shall survive termination of this Lease.

(b) Enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part of the Premises, in accordance with applicable laws, without being liable for prosecution or any claim for damages, and relet the Premises for such terms ending before, on or after the expiration date of the Term, at such rentals and upon such other conditions (including concessions and prior occupancy periods) as Landlord in its sole discretion may determine, and receive the rent for such reletting; and Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting together with all costs incurred by Landlord in connection with such reletting. Landlord shall have no obligation to relet the Premises in advance of any other available space owned by Landlord.

(c) Landlord shall have the right to recover unpaid rent and all damages caused by Tenant’s default, including, without limitation, attorneys’ fees. Damages shall include, without limitation: all accrued but unpaid rentals; damages attributable to the remaining Term equal to the monthly rent reserved in this Lease, plus an estimated amount of additional rent as determined by Landlord for the balance of the Term at the time of award, discounted to the time of award at the rate of seven percent (7%) per annum; all legal expenses and other related costs incurred by Landlord following Tenants default; all costs incurred by Landlord in restoring the Premises to good order and condition, or in remodeling, renovating or otherwise preparing the Premises for reletting; all costs, including without limitation any brokerage commissions; plus interest on all such expenditures at the rate of fifteen percent (15%) per annum from the date of expenditure until fully repaid (the “Default Rate of Interest”).

(d) Landlord may sue periodically to recover damages during the period corresponding to the remainder of the Term, and no action for damages shall bar a later action for damages subsequently accruing.

(e) Pursuit of any of the foregoing remedies shall not preclude Landlord from pursuit of any of the other remedies provided in this Lease or any other remedies provided by law or at equity, such remedies being cumulative and nonexclusive, nor shall pursuit of any remedy in this Lease provided constitute a forfeiture or waiver of any rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions, conditions, and covenants contained in this Lease. No act or thing done by Landlord or its agents shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of the Premises shall be valid unless in writing signed by Landlord.

18.3 Late Charges. If any installment of Monthly Base Rent or Expenses due from Tenant is not received by Landlord when due, Tenant shall pay to Landlord on demand an additional sum equal to five percent (5%) per month of the overdue amount as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of such late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord.

18.4 Landlord’s Right to Perform. If Tenant shall fail to pay any sum of money, other than Monthly Base Rent, required to be paid by it hereunder or shall fail to cure any default and such failure shall continue for three (3) days after expiration of the applicable cure period, then Landlord may, but shall not be

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obligated so to do, and without waiving any default or any other right or remedy, make any such payment or perform any such act on Tenants part. All sums so paid by Landlord and all costs incurred by Landlord in taking such action shall be deemed additional rent hereunder and shall be paid to Landlord on demand, and Landlord shall have (in addition to all other rights and remedies of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of rent.

19.	Holding Over

If Tenant remains in possession after the expiration or sooner termination of this Lease, all of the terms, covenants and agreements hereof shall continue to apply and bind Tenant so long as Tenant remains in possession insofar as the same are applicable, except that if Tenant remains in possession (regardless of whether Landlord accepts rent payments in a lesser amount during such holdover period), the Monthly Base Rent shall be 150% of the Monthly Base Rent payable for the last month of the Term, prorated on a daily basis for each day that Tenant remains in possession, and Tenant shall indemnify Landlord against any and all claims, losses and liabilities for damages resulting from failure to surrender possession, including, without limitation, any claims made by any succeeding tenant.

20.	Subordination

This Lease shall be subject and subordinated at all times to: (a) all ground or underlying leases which may hereafter be executed affecting the Building, and (b) the lien of all mortgages and deeds of trust in any amount or amounts whatsoever now or hereafter placed on or against the Building, on or against Landlord’s interest or estate therein, and on or against all such ground or underlying leases, all without the necessity of having further instruments executed on the part of Tenant to effectuate such subordination. Landlord, at no cost to Landlord, shall request and use commercially reasonable efforts to obtain a non-disturbance agreement for the benefit of Tenant from any existing or future ground lessor or mortgagee. Notwithstanding anything to the contrary set forth above, any beneficiary under any deed of trust may at any time subordinate its deed of trust to this Lease without any need to obtain Tenant’s consent, by execution of a written document subordinating such deed of trust to the Lease to the extent set forth in such document and thereupon the Lease shall be deemed prior to such deed of trust to the extent set forth in such document without regard to their respective dates of execution, delivery and/or recording.

21.	Surrender of Premises

At the end of the Term or upon sooner termination of this Lease, Tenant shall peaceably deliver up to Landlord possession of the Premises, together with all improvements, alterations or additions upon or belonging to the same, by whomsoever made, in the same condition as received, or first installed, reasonable wear and tear excepted. Tenant may, upon the termination of this Lease, remove all movable partitions of less than full height from floor to ceiling, as well as counters and other trade fixtures installed by Tenant at Tenant’s cost, repairing any damage caused by such removal. Tenant shall, upon the termination of this Lease, remove all telecommunications, computer or data cabling installed by or for Tenant, repairing any damage caused by such removal, unless otherwise directed by Landlord in writing. Property not so removed shall be deemed abandoned by Tenant and title to the same shall thereupon pass to Landlord. Subject to the terms of Section 8.1, upon the timely demand by Landlord, unless otherwise agreed to in writing by Landlord, Tenant, at its cost, shall remove any or all permanent improvements or additions to the Premises installed by Tenant and all movable partitions, counters, and other trade fixtures which may be left by Tenant and repair any damage resulting from such removal.

22.	Estoppel Certificate

At any time and from time to time, within fifteen (15) days of written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a certificate certifying: (a) that Tenant has accepted the Premises (or, if Tenant has not done so, that Tenant has not accepted the Premises, and specifying the reasons therefor); (b) the commencement and expiration dates of this Lease; (c) whether there are then existing any defaults by Landlord in the performance of its obligations under this Lease (and, if so, specifying the same); (d) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (e) the date, if any, to which rent and other sums payable hereunder have been paid; (f) that no notice has been received by Tenant of any default which has not

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been cured, except as to defaults specified in the certificate; and (g) such other matters as may be reasonably requested by Landlord. Any such certificate may be relied upon by any prospective purchaser, mortgagee or beneficiary under any deed of trust affecting the Building or any part thereof and/or any other party named as a beneficiary of such certificate.

23.	Miscellaneous

23.1 Time of Essence. Time is of the essence of this Lease and of all provisions hereof.

23.2 Successors. All the terms, covenants, and conditions hereof shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of the parties hereto, provided that nothing in this Section shall be deemed to permit any assignment, subletting, occupancy or use by Tenant contrary to the provision of Article 10.

23.3 Attorneys’ Fees. In the event of litigation with respect to this Lease, the prevailing party shall be entitled to recover, in addition to all other sums and relief, its reasonable costs and attorneys’ fees incurred at and in preparation for arbitration, trial, appeal and review, such sum to be set by the arbitrator or court before which the matter is heard. This provision shall also apply to any litigation or other proceeding in bankruptcy court, including litigation or other proceedings in bankruptcy court involving matters unique to bankruptcy law.

23.4 Waiver. The failure of Landlord to exercise its rights in connection with any breach or violation of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

23.5 Sale by Landlord. A sale or conveyance by Landlord of the Building shall operate to release Landlord from any future liability upon any of the agreements, obligations, covenants or conditions, express or implied, herein contained in favor of Tenant, and Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease for all such future liability provided that: (a) Landlord has delivered the Security Deposit to such successor, and (b) such successor has assumed all of the obligations of Landlord accruing out of events occurring from and after the date of such sale or conveyance. This Lease shall not be affected by any such sale, however, and Tenant agrees to attorn to the purchaser or assignee, such attornment to be effective and self-operative without the execution of any further instruments by any of the parties to this Lease.

23.6 Notices. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given when: (a) deposited in the United States mail, certified or registered, postage prepaid, or (b) delivered to a reputable and reliable courier, and, in either event, addressed as follows: prior to the date on which Tenant accepts possession of the Premises, at Tenants address prior to occupancy set out in the Basic Lease Information, and thereafter to Tenant at the Premises or at the address for Tenant set out in the Basic Lease Information, or to such other place as Tenant may from time to time designate in a notice to Landlord; and to Landlord at the addresses specified in the Basic Lease Information, or to such other place as Landlord may from time to time designate in a notice to Tenant.

23.7 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of Washington.

23.8 Entire Agreement. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Lease constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceedings, if any, involving this Lease.

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23.9 Invalidity. If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the full extent permitted by law.

23.10 Authority. If Tenant is a corporation, limited liability company, partnership, or other entity, Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing entity, that Tenant has and is qualified to do business in Washington, that Tenant has full right and authority to enter into this Lease, and that each and both of the persons signing on behalf of Tenant are authorized to do so. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing covenants and warranties.

23.11 Brokers. Tenant represents that it has not incurred an obligation to any broker in connection with this Lease, other than Landlord’s broker and Tenant’s broker listed in the Basic Lease Information, and Tenant shall indemnify, protect, defend and hold Landlord harmless for, from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by Tenant of this representation.

23.12 Amendments. This Lease may not be altered, changed, or amended except by an instrument signed by both parties hereto.

23.13 Limitation on Remedies. Tenant shall not be entitled to, and Tenant hereby waives any right it may have to make any claim for, monetary damages (nor shall Tenant claim any money damages by way of set off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord has unreasonably withheld, conditioned or delayed any consent or approval under this Lease. Tenant’s sole remedy for any actual or alleged unreasonableness of withholding, conditioning or delaying any consent or approval shall be an action or proceeding to enforce any provision hereof, or for specific performance, injunction or declaratory relief, Tenant hereby waiving any rights of damages or termination.

23.14 Survival. The obligations and liabilities of Tenant which are incurred or accrue prior to the expiration of this Lease or the termination of this Lease or of Tenant’s right of possession shall survive such expiration or termination, as shall all provisions by which Tenant is to provide defense and indemnity to Landlord, all provisions waiving or limiting the liability of Landlord, and all attorneys’ fees provisions.

23.15 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than any payment of rent or additional rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent or additional rent then due and payable.

23.16 Signage. Landlord shall provide Tenant with Building standard tenant identification signage on the Building directory in the lobby and at the entry to the Premises. Subject to obtaining all required approvals from the City of Seattle and the prior written approval of Landlord, Tenant shall have the right to install a sign on the exterior of the Building. Tenant shall pay for all costs of installing and maintaining such signage and, at the expiration or sooner termination of this Lease, Landlord shall have the right, to be exercised in Landlord’s sole discretion, to require Tenant, at Tenant’s sole cost and expense, to remove such sign and repair all damage caused by such removal. Landlord shall pay for all costs for removing any exterior signage from the Building that exists prior to execution of this Lease. So long as Tenant occupies at least 51% of the rentable square footage of the Building, the name of the Building shall be “The Zulily Building.”

23.17 USA Patriot Act and Anti-Terrorism Laws.

(a) Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

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(b) Tenant covenants with Landlord that neither Tenant nor any of its respective constituent owners or affiliates is or shall be during the Term hereof a “Prohibited Person,” which is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/tllsdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed in items (i) through (v), above.

(c) At any time and from time-to-time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in quadruplicate on the dates set forth below and this Lease shall be effective as of the latter of such dates.

TENANT:		LANDLORD:

ZULILY, INC., a Delaware corporation		UCM/FPI-Cobalt, LLC, a Delaware limited liability company

			By:	UCM/FPI-Cobalt Holding, LLC, a Delaware limited liability company
			Its:	Sole Member

By:	/s/ Darrell Cavens	By:	/s/ Matt Felton

Its:	CEO	Its:	Authorized Signatory

Date:	5-13-11	Date:	5/18/11

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STATE OF WASHINGTON	)
	)	ss.
County of King	)

I certify that I know or have satisfactory evidence that Matt Felton is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated the he/she was authorized to execute the instrument and acknowledged it as the member of UCM/FPI-Cobalt to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Date: 5/18/11.

[SEAL]	/s/ Jenny Tsukuno
Jenny Tsukuno
Title
	My appointment expires	5/9/14

STATE OF WASHINGTON	)
	)	ss.
County of King	)

I certify that I know or have satisfactory evidence that Darrel Cavens is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated the he/she was authorized to execute the instrument and acknowledged it as the CEO of Zulily, Inc. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Date: May 13, 2011.

[SEAL]	/s/ Allison C. Dermer
Allison C. Dermer
Title
	My appointment expires	12-1-2013

EXHIBIT A

SITE PLAN

COBALT BUILDING SITE

NORTH
South Walker Street
First Avenue South
Occidental Avenue South
elevators & stair penthouses
access to basement parking
one way traffic
line of adjacent building
electrical transformer pad

EXHIBIT B

WORK LETTER

Landlord shall have no obligation to make any improvements to the Premises or provide Tenant with any improvement allowance, it being understand that Landlord is delivering the Premises to Tenant in its “as is” condition; provided, however, Landlord shall delivery possession of the Premises to Tenant with all building systems serving the Premises in good working order and with the Premises “broom clean”.

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EXHIBIT C

ACKNOWLEDGMENT OF TERM

COMMENCEMENT DATE

To:	Date:	July 1, 2011

Re:	Lease dated May 13 2011, between VCM/FPI,

Landlord, and Zulily, Inc., Tenant,

concerning Suite 900, 300 in the 2200 1st Ave Building.

Ladies and Gentlemen:

In accordance with the above-referenced lease (the “Lease), we wish to advise you and/or confirm the following information:

1 The Premises have been accepted by Tenant as being substantially complete in accordance with the Lease and there is no deficiency in construction.

2. Tenant has possession of the Premises and acknowledges that, pursuant to the provisions of the Lease, the Term Commencement Date is             , 201   and the Term Expiration Date is             , 20     .

3. In accordance with the Lease, Annual Base Rent commenced to accrue on                     , 201  .

AGREED AND ACCEPTED:

LANDLORD:		TENANT:

/s/ Matthew Felton	, a	Zulily, Inc.	, a
UCM/FPI-Colbalt Holding, LLC a Delaware limited liability company		Delaware Corporation

By:	Matthew Felton	By:	/s/ Michael Vernon
Its:	Authorized Signatory	Its:	Chief Financial Officer
Date:	8/8/11	Date:	July 1, 2011

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EXHIBIT D

RULES AND REGULATIONS

1. The driveways, parking lots, sidewalks, halls, passages, exits, vestibules, entrances, public areas, elevators and stairways of the Building shall not be obstructed by any Tenants or used by them for any purpose other than ingress to and egress from their respective Premises. No Tenant and no employee or invitee of any Tenant shall go upon the roof of the Building. If the Premises are situated on the ground floor with direct access to the street, then Tenant shall, at Tenant’s expense, keep the sidewalks and curbs directly in front of the Premises clean and free from din, refuse and other obstructions.

2. No sign, placard, picture, name, advertisement or notice visible from the exterior of any Tenant’s Premises shall be inscribed, painted, affixed or otherwise displayed by any Tenant on any part of the Building without the prior written consent of Landlord. Landlord shall place Tenant’s name on the directory in the lobby of the Building and on the individual floor directory, if available. Landlord reserves the right to restrict the amount of directory space utilized by Tenant. Tenant shall not have the right to have additional names placed on the directory without Landlord’s prior written consent. If such consent is given, the addition of such names shall be at Tenant’s expense.

3. The Premises shall not be used for lodging or sleeping. No cooking shall be done or permitted by any Tenant on the Premises, except the use by the Tenant of Underwriter’s Laboratory approved microwave oven or equipment for brewing coffee, tea, hot chocolate and other similar beverages which shall be permitted, provided that the power required by such equipment shall not exceed that amount which can be provided by a 30-amp circuit and that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations. Repair and maintenance of garbage disposals, dishwashers, icemakers and other similar equipment shall be at Tenant’s expense. If the Premises or any part of the Building become infested with vermin as a result of Tenant’s use, Tenant shall reimburse Landlord for the expense of extermination.

4. No Tenant shall employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord in writing. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same.

5. No Tenant shall use or keep in the Premises or the Building any kerosene, gasoline or flammable or combustible fluid or material other than limited quantities thereof reasonably necessary for the operation or maintenance of office equipment; or without Landlord’s prior written approval, use any method of heating or air conditioning, including, without limitation, portable floor heaters and fans, other than that supplied by Landlord. No Tenant shall use or keep or permit to be used or kept any hazardous or toxic materials or any foul or noxious gas or substance in the Premises or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, vibrations, or interfere in any way with other tenants or those having business therein.

6. Any Tenant and its employees, agents or associates or other persons entering or leaving the Building after ordinary business hours may be required to sign the building register. The security officer in charge reserves the right, on behalf of the Landlord, to refuse to admit Tenant or any of Tenant’s employees, agents, or associates or any other person to the Building after ordinary business hours without prior notification from the Tenant or other satisfactory identification demonstrating such person’s right to access to the Building. Each Tenant shall be responsible for all persons for whom it requests after-hours access and shall be liable to Landlord for all acts of such persons. Landlord shall, in no case, be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In the case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate including closing doors. Landlord also reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.

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7. No curtains, draperies, blinds, shutters, shades, screens or other coverings hangings or decorations shall be attached to, hung or placed in, or used in connection with any window of the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld. No files, cabinets, boxes, containers or similar items shall be placed in, against or adjacent to any window of the Building so as to be visible from the outside of the Building. Tenant shall cooperate fully with Landlord in obtaining maximum effectiveness of the cooling system of the Building by closing draperies and other window coverings when the sun’s rays fall upon windows of the Premises. Tenant shall not obstruct, alter or in any way impair the efficient operation of Landlord’s heating, ventilating, air conditioning, electrical, fire safety or lighting systems, nor shall Tenant tamper with or change the setting of any thermostat or temperature control valves in the Building other than room thermostats installed for Tenant’s use. Landlord reserves the right to install solar film on the windows of the Building to aid the efficiency of the HVAC system and to reduce energy costs. Tenant shall not remove solar film from any window. Tenant shall also cooperate with Landlord to comply with any governmental energy-saving rules, laws or regulations. No bottles, parcels or other articles may be placed in the halls or in any other part of the Building, nor shall any article be thrown out of the doors or windows of the Premises.

8. Each Tenant shall see that the doors of its Premises are closed and locked, that all water faucets, water apparatus, equipment, lights and other utilities are shut off before Tenant or Tenant’s employees leave the Premises, so as to prevent waste or damage; and for any default or carelessness in this regard, Tenant shall make good all injuries sustained by other Tenants or occupants of the Building or by Landlord. On multiple tenancy floors all Tenants shall keep the doors to the Building corridors closed at all times except for ingress and egress.

9. The lavatory rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed; no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be home by the Tenant who, or whose employees or invitees, shall have caused it.

10. No Tenant shall install any radio or television antenna, loud speaker or other device on the roof or the exterior walls of the Building without the prior written consent of Landlord. No awnings, air conditioning units or other projections shall be attached to the outside walls or windowsills of the Building or otherwise project from the Building, without prior written consent of Landlord.

11. Each Tenant shall store all its trash and garbage within its Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city where the Building is located without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be made only through entry ways and elevators provided for such purposes and at such times as Landlord shall designate.

12. Each Tenant shall participate in any recycling program for the Building.

13. Canvassing, peddling, soliciting and distribution of handbills or any other written materials in the Building are prohibited and each Tenant shall cooperate to prevent the same.

14. Tenant and its authorized representative and invitees shall not make or permit any noise in the Building that is annoying, unpleasant or distasteful, interfering in any way with other tenants or those having business with them.

15. Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof, except to install normal wall hangings. Tenant shall repair any damage resulting from non-compliance with this rule.

16. Landlord shall direct licensed electricians as to where and how telephone and electrical wires are to be introduced. No cutting or boring for wires shall be allowed without Landlord’s consent. The location of telephones, call boxes and office equipment affixed to the Premises shall be subject to Landlord’s approval. Neither Tenant, its subtenants, assignees, agents, employees nor contractors shall have access to or make any changes, alterations, additions, improvements, repairs or replacements (collectively, “work”) to the telephone closets, telephone lines or any other communications facilities or equipment (collectively, the “telephone lines”) within the Building without the prior written authorization of Landlord, which authorization may be withheld in Landlord’s sole discretion. All contractors designated by Tenant to perform work on the telephone lines shall be licensed and shall be subject to Landlord’s prior written approval, which approval may be withheld by Landlord in its sole discretion. Contractors performing work shall be required to provide evidence of insurance coverage satisfactory to Landlord, including, without limitation naming Landlord as an additional insured on all liability policies. Any costs, expenses and liabilities incurred by Landlord as a result of Tenant or Tenant’s contractor performing work on the telephone lines shall be included in Tenant’s indemnification obligations under the Lease.

17. Tenant shall not lay linoleum tile, carpet or any other floor covering to the floor of the Premises, except as approved by Landlord.

18. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

19. Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors and other means of entry to the Premises closed and locked when the Premises are unattended.

20. Neither Tenant nor its employees shall park their vehicles in any parking area designated by Landlord as areas for parking by visitors to the Building. Neither Tenant nor its employees shall leave vehicles in the Building parking areas overnight nor park any vehicles other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks in the Building parking areas. Landlord may, in its sole discretion, designate separate areas for bicycles and motorcycles. Landlord may establish additional Rules and Regulations that apply to the parking areas.

21. There shall be no smoking in the Building. Smoking shall mean carrying or holding of a lighted pipe, cigar or cigarette of any kind, or any other lighted smoking equipment or the lighting thereof or emitting or exhaling the smoke of a pipe, cigar or cigarette of any kind. Each Tenant shall cooperate to enforce this prohibition, including giving notice of such to its employees.

22. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such rules and regulations against any or all of the tenants of the Building.

23. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of Premises in the Building.

24. Landlord reserves the right to make such other reasonable Rules and Regulations as, in its judgment, may from time to time be needed for the safety, care and cleanliness of the Building, and for the preservation if the order therein.

25. Landlord shall not be responsible to Tenant or to any other person for the non-observance or violation of these Rules and Regulations by any other tenant or other person. Tenant shall be deemed to have read these rules and to have agreed to abide by them as a condition to its occupancy of the space leased.

26. The “Ordinary Business Hours” of the Building shall be 7:00 a.m. to 6:00 p.m. Monday through Friday and from 8:00 am to noon on Saturdays, holidays expected.

EXHIBIT E

LEGAL DESCRIPTION

(Legal Description of Property)

LOTS 1, 2, 3 AND 4 IN BLOCK 317 OF SEATTLE TIDE LANDS;

SITUATE IN THE CITY OF SEATTLE, COUNTY OF KING, STATE OF WASHINGTON.